Exhibit 99.1

MTM Technologies Announces Third Quarter Fiscal 2007 Results

•	Returns to positive EBITDA performance.
•	Operating cost improvement of $6.4 million from the prior quarter.
•	Services revenue grew 19% over prior year comparable quarter to $17.3 million.
•	Realignment to national sales and service organizations driving positive performance.

STAMFORD, CT - February 6, 2007 - MTM Technologies, Inc. (NASDAQ: MTMC), a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies, today announced financial results for its third fiscal quarter ended December 31, 2006.

Francis J. Alfano, Chief Executive Officer, said "We were very pleased with the company’s performance in the third fiscal quarter, which was highlighted by a dramatic improvement in EBITDA from last quarter, returning the Company to positive EBITDA. The recent restructuring and reorganization of our business as a national sales and service business was a significant change to our operations, but the dedication and focus of our sales and service professionals was evidenced by our quarter over quarter growth in revenue during this transitional period.

We believe our entire organization has embraced our new organizational structure, and our integration into a national IT solutions provider has helped the company achieve our most immediate strategic priority - returning the company to positive EBITDA. Even more importantly, from a long-term perspective, we believe our national sales and service infrastructure will have a positive impact on our sales effectiveness, without the requirement of additional G&A costs. The company can now offer our broad array of solutions to our client’s across the US.

During the third quarter we introduced our entire field sales and services organizations to our newly consolidated Managed Service offering and built a pipeline of new opportunities. We believe this will help to drive revenue growth in the upcoming quarters and we are optimistic that the company will be able to leverage our lowered cost structure to continue improving EBITDA margins.”

Third Quarter 2007 Results

Some third quarter highlights include:

•
Winning numerous new client engagements in our core solutions areas of Access, Convergence, Consolidation and Virtualization, as well as for our Managed Service offering. These new engagements include both professional service engagements and long term managed service engagements.

•	Internally launched our newly consolidated Managed Service platform that includes our proprietary Aware360SM monitoring and management solution.

•	Became an Avaya Platinum Business Partner, a designation indicating our high level commitment as a leader in the IPT Convergence marketplace.

•	Named RSA’s Top New Business Partner.

Net revenues for the third fiscal quarter ended December 31, 2006 were $69.8 million, comprised of net revenue from product of $52.5 million and net revenue from services of $17.3 million. Compared to the prior fiscal year’s third quarter, product revenue was down 3.6% while service revenue grew by 18.6%. Reduced product revenue resulted from the Company’s strategy not to pursue lower margin business, as well as a change in referral fees programs by one of the company’s software vendor partners. The impact of this change is a reduction in top-line product revenue but a higher product gross margin percentage for the effected software products. Under the old program, MTM recognized the gross revenue for these software product sales. Under the new program, MTM is paid a referral fee that is typically equal to the net gross margin under the prior program. The increase in service revenue was driven primarily by our increased focus on solution sales.

Gross margin for the third fiscal quarter ended December 31, 2006 was $14.7 million or 21.1%, as compared with $13.2 million or 19.2% for the prior fiscal year’s third quarter. Product gross margin of for the quarter was $8.4 million or 16% compared to the prior year’s quarter product margin of $7.3 million or 13.5%, while service gross margin was $6.3 million or 36.7% compared to $5.9 million or 40.2% for the prior year’s quarter.

EBITDA for the third fiscal quarter ended December 31, 2006 was $0.1 million, compared to $1.8 million in the prior year’s third fiscal quarter. The third quarter EBITDA includes $0.6 million of integration costs.

Net loss available to common shareholders for the third fiscal quarter ended December 31, 2006 was $5.5 million, or ($0.46) per share, as compared with a loss of $0.5 million, or ($0.06) per share, for the prior year’s third fiscal quarter.

Financial Outlook

The Company currently expects that annual revenue for fiscal year 2007 will be in the range of $280 million to $290 million, with service revenue representing about 23% to 26% of total revenue. For the fourth quarter the Company expects sales to be between $70 and $76 million. The Company currently anticipates that it will generate EBITDA in the range of $0.2 million to $0.7 million in the fourth fiscal quarter. This financial outlook replaces any previous financial guidance.

Conference Call Details

In conjunction with this announcement, MTM Technologies will host a conference call on Wednesday, February 7, 2007, at 9:00 a.m. (EST) to discuss the Company's financial results. To access this call, dial 800-545-9704 (domestic) or 913-905-1085 (international). Additionally, a live webcast of the conference call will be available on the "Investor Relations" page on the Company's Web site, www.mtm.com.

A replay of this conference call will be available from 12:00 p.m. EST on Wednesday, February 7, 2007 through midnight EST on Wednesday, March 7, 2007 at 888-203-1112 (domestic) or 719-457-0820 (international). The replay pass code is 8496546. An archived webcast of this conference call will also be available on the "Investor Relations" page of the Company's Web site, www.mtm.com.

Non-GAAP Financial Measures

MTM Technologies believes that EBITDA, which is not a recognized measure for financial presentation under United States generally accepted accounting principles (“GAAP”), provides investors and management with a useful supplemental measure of its operating performance by excluding the impact of interest, taxes, depreciation, amortization, stock based compensation and other expense. A table reconciling net loss calculated in accordance with GAAP to EBITDA is included in the financial statements in this release. EBITDA does not have any standardized definition and is therefore unlikely to be comparable to similar measures presented by other reporting companies.

About MTM Technologies, Inc.

MTM Technologies, Inc. is a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies. Partnered with industry-leading technology providers such as Cisco Systems, Citrix, Microsoft, HP, Sun Microsystems, EMC, and Avaya, MTM Technologies offers comprehensive solutions in the areas of access, convergence, consolidation, and virtualization. In addition, MTM Technologies provides a broad range of managed services, including system monitoring and management, hosting, security management, IP telephony management, and IT support, as well as IT staffing and training services. For more information, visit www.mtm.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include MTM Technologies' entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in MTM Technologies' Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof and MTM Technologies disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in MTM Technologies’ expectations or future events.

For more information, contact: Timothy Dolan Senior Managing Director Integrated Corporate Relations, Inc. 203-682-8200 timothy.dolan@ircinc.com	J.W. (Jay) Braukman, III Chief Financial Officer MTM Technologies, Inc. 203-975-3750 investorrelations@mtm.com

MTM TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	December 31, 2006	March 31, 2006
ASSETS	(Unaudited)

Current assets:
Cash	$5,650	$18,154
Accounts receivable - trade, net of allowances of $917 and $977, respectively	51,880	48,930
Inventories	692	3,762
Prepaid expenses and other current assets	5,927	4,740
Total current assets	64,149	75,586

Property and equipment, net	16,740	15,942
Goodwill	69,987	67,134
Identified intangible assets, net of amortization	4,500	6,574
Other assets	1,131	1,017
TOTAL ASSETS	$156,507	$166,253

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Secured revolving credit facilities	$10,379	$14,916
Inventory financing agreements	11,353	5,641
Current portion of promissory notes	-	667
Accounts payable	34,275	28,131
Accrued expense	9,491	9,596
Deferred revenue	5,809	5,370
Current portion of capital lease obligations	576	561
Total current liabilities	71,883	64,882

Secured promissory note	23,367	22,947
Non-current portion of capital lease obligations	558	1,011
Other long-term liabilities	3,540	695
Total liabilities	99,348	89,535

Shareholders' equity:
Series A preferred stock, $.001 par value; 31,000,000 shares authorized; issued and outstanding 20,625,564 and 20,024,832 shares, respectively	51,697	49,883
Common stock, $.001 par value; authorized 80,000,000; issued and outstanding 11,983,417 and 11,490,537 shares, respectively	12	12
Additional paid in capital	54,351	54,121
Accumulated deficit	(48,901)	(27,298)
Total shareholders' equity	57,159	76,718
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$156,507	$166,253

MTM TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (1)
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2006	2005	2006	2005
Net revenues:
Products	$52,442	$54,404	$160,851	$121,224
Services	17,313	14,598	51,859	44,377
Total net revenues	69,755	69,002	212,710	165,601
Costs and expenses:
Cost of products sold	44,068	47,043	136,917	104,420
Cost of services provided	10,966	8,730	32,655	26,156
Selling, general and administrative expenses	17,445	12,939	55,196	36,920
Restructuring	-	-	4,539	-
Total costs and expenses	72,479	68,712	229,307	167,496
(Loss) income from operations	(2,724)	290	(16,597)	(1,895)
Interest expense, net	(1,259)	(631)	(3,833)	(4,344)
Other expenses	(335)	-	(400)	-
Loss before income tax provision	(4,318)	(341)	(20,830)	(6,239)
Provision for income taxes	236	179	774	179

Net loss	$(4,554)	$(520)	$(21,604)	$(6,418)

Preferred stock dividend	(915)	-	(2,238)	-
Net loss available to common shareholders	$(5,469)	$(520)	$(23,842)	$(6,418)
Net loss per common share:
Basic and Diluted	$(0.46)	$(0.06)	$(2.04)	$(0.82)

Weighted average number of common shares outstanding:
Basic and Diluted	11,831	8,562	11,689	7,822

(1) Information for the three and nine months ended December 31, 2005 have been restated.

MTM TECHNOLOGIES, INC. AND SUBSIDIARIES
EBITDA Reconciliation (1)

	Three Months Ended December 31,
(in thousands)	2006	2005

EBITDA	$51	$1,833
Depreciation and amortization	2,312	1,531
Interest expense	1,259	631
Stock based compensation cost	463	12
Other expenses	335	-
Income taxes	236	179

Net loss	$(4,554)	$(520)

(1) Information for the three months ended December 31, 2005 has been restated.